Exhibit 3.3

ARTICLES OF AMENDMENT

OF

GLOBAL SHIP LEASE, INC.
Reg. No. 28891

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in
accordance with Section 5 of the
Business Corporations Act on
NON RESIDENT	March 22, 2019

/s/ Sophia Brown
Sophia Brown Deputy Registrar

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
GLOBAL SHIP LEASE, INC.
PURSUANT TO SECTION 90 OF
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
The undersigned, Ian J. Webber, as the Chief Executive Officer of Global Ship Lease, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Corporation"), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certifies that:
1.	The name of the Corporation is: Global Ship Lease, Inc.
2.	The Articles of Incorporation were filed with the Registrar of Corporations on the 14th day of March, 2008.
3.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the 14th day of August, 2008.
4.	Article III, Section 3.1 of the Amended and Restated Articles of Incorporation is hereby amended to add the following:
"Effective with the commencement of business on March 25, 2019, the Corporation has effected a one-for-eight reverse stock split as to its issued common stock, pursuant to which the number of issued shares of common stock shall decrease from 79,543,921 to 9,942,990, as adjusted for the cancellation of fractional shares, and as may be further adjusted for the cancellation of fractional shares. The reverse stock split shall not change the par value of the common stock. The stated capital of the Corporation is hereby reduced from $795,439.21 to $99,429.90, as adjusted for the cancellation of the fractional shares and as may be further adjusted for the cancellation of fractional shares, and the amount of $696,009.31 as adjusted for the cancellation of fractional shares, and as may be further adjusted for the cancellation of fractional shares, is allocated to surplus."
5.	All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.
6.
This amendment to the Amended and Restated Articles of Incorporation was authorized by affirmative vote of the holders of a majority of all votes eligible to be cast by shareholders entitled to attend and vote at the special meeting of shareholders of the Corporation held on March 20, 2019, and the Corporation's Board of Directors on March 20, 2019.

IN WITNESS WHEREOF, I have executed this Amendment to the Amended and Restated Articles of Incorporation of the Corporation on this 22nd day of March, 2019.

/s/ Ian J. Webber
Name: Ian J. Webber Title: Chief Executive Officer

[Signature Page to the Amendment to the Amended and Restated Articles of Incorporation]